Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Receives Contract Extension for
U.S. Army Interrogation Support in Iraq
Contract Continues CACI's Ongoing Mission-Essential
Interrogation and Intelligence Support Services

Arlington, Va. August 10, 2004 - CACI International Inc (NYSE: CAI) announced the award of a contract to extend its interrogation services to the U.S. Army in Iraq (interrogation services are an intelligence information gathering function and personnel interview activity). In a statement the company said, "We are pleased to be asked by the Army to continue our work to support the Army's mission in Iraq. Continuity and on-site experience are critical factors to the success of any mission, and the men and women of CACI are proud to have the opportunity to continue to support the ongoing work of the U.S. Army."

The contract, for a period of four months, is worth $15.3 million, and has two optional extensions worth up to $3.8 million each, for a total value of $23 million. CACI noted that the contract was issued directly by the Army and not through any other government organization. The interrogation support services will continue to be provided under the direction of the U.S. military in Iraq.

"We have a long and proud history of serving the U.S. military, and we are pleased once again to answer the call to assist our military's mission around the world," commented CACI Chairman, President, and CEO Dr. J.P. (Jack) London. He concluded saying, "We have been criticized by some for our providing interrogation services at the request of the U.S. Army, but we have been resolute in our position that in war time we should respond when called. The interrogation of detainees, as part of overall intelligence information gathering, is essential to protecting our troops, saving lives and successfully completing the military mission. We will continue to serve our customer as they request, and we are proud to do so in an honorable manner."

CACI has supplied interrogators to supplement the military's interrogation process and activities in Iraq since August 2003. Although CACI estimates that its interrogator staff comprises only a portion of the total interrogation activity around the region, the company is proud to be a part of this vital work. CACI does not provide interrogation support work in locations other than in Iraq.

CACI's advanced information technology solutions and intelligence support services in Iraq enhance military effectiveness. The company's efforts also free troops to concentrate on other critical military missions. U.S. military customers in Iraq have commended the company for its performance.

Since 1962, CACI has successfully provided IT and related professional services during nine U.S. Presidential administrations that have had varying policies and objectives. With more than 9,400 employees operating from over 100 office locations in the USA and around the world, CACI and its people take pride in satisfying its customers and in complying with the highest ethical standards.

Additional information, news releases, and FAQs on CACI's Iraq business and these related matters is available on CACI's website: www.caci.com at "The Truth Will Out."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For information contact:
Jody Brown
Senior Vice President, Public Relations
(703) 841-7801, jbrown@caci.com